ASSIGNMENT
                               OF
              COMMERCIAL PURCHASE AND SALE CONTRACT

      THIS ASSIGNMENT made and entered into this 16th day of January, 2006, by and between AEI FUND MANAGEMENT, INC., a Minnesota corporation, ("Assignor") and AEI NET LEASE INCOME & GROWTH FUND XIX LIMITED PARTNERSHIP, a Minnesota limited partnership.

     WITNESSETH, that:

     WHEREAS, on the 16th day of November, 2005, Assignor entered into a Commercial Purchase and Sale Contract (referred to as the "Agreement") for that certain property located at 621 South 77 Sunshine Strip, Harlingen, Texas (the "Property") with Meyer-Lamph Development Group, Ltd., a Texas limited partnership, as Seller; and

      WHEREAS, Assignor desires to assign to AEI Net Lease Income & Growth Fund XIX Limited Partnership ("Assignee") all of Assignor's rights, title and interest in, to and under the Agreement regarding the Property and Assignee desires to assume all of Assignor's rights, title and interest in, to and under the Agreement regarding the Property as hereinafter provided

      NOW, THEREFORE, for One Dollar ($1.00) and other good and valuable consideration, receipt of which is hereby acknowledged, it is hereby agreed between the parties as follows:

     1. Assignor assigns all of its rights, title and interest in, to and under the Agreement to Assignee, to have and to hold the same unto the Assignee, its successors and assigns;

     2. Assignee hereby assumes all rights, promises, covenants, conditions and obligations under the Agreement to be performed by the Assignor thereunder, and agrees to be bound for all of the obligations of Assignor under the Agreement.

All other terms and conditions of the Agreement shall remain unchanged and continue in full force and effect.

ASSIGNOR:

AEI FUND MANAGEMENT, INC.,
a Minnesota corporation

By:  /s/ Robert P Johnson
         Robert P. Johnson, its President


         [SIGNATURES TO CONTINUE ON THE FOLLOWING PAGE]
ASSIGNEE:

AEI Net Lease Income & Growth Fund XIX Limited Partnership, a Minnesota limited partnership

By:  AEI Fund Management XIX, Inc.,
     a Minnesota corporation, its General Partner


By:  /s/ Robert P Johnson
         Robert P. Johnson, its President



              COMMERCIAL PURCHASE AND SALE CONTRACT

                       Advance Auto Parts


This Purchase and Sale Contract ("Agreement") is entered into this 16th day of November, 2005, between MEYER-LAMPH DEVELOPMENT GROUP, LTD., a Texas Limited Partnership, (hereinafter referred to as "Seller") and AEI FUND MANAGEMENT, INC., a Minnesota corporation, or its assigns ("Buyer"). The date on which the last party hereto executes this Agreement is hereafter referred to as the "Effective Date".


Seller is the owner of that certain real property, and
improvements thereon, referred to as   Advance Auto
Parts generally located at 621 South 77 Sunshine Strip in the
City of Harlingen, County of Cameron, State of Texas, and more particularly described on Exhibit "A" attached hereto and incorporated herein (the "Property").

The Property shall also include Seller's interests in the following items:

 1. Any and all privileges and appurtenances pertaining to the Property, including any right, title and interest of Seller in or to adjacent streets, easements, alleys or right(s)-of-way;

 2. Any and all trade names used in connection with the Property;

 3. All personal property utilized by Seller in the operation of the Property that is currently located on the Property;

 4. All of Seller's interest in and rights and obligations under the Lease dated January 28, 2005, by and between Seller and Advance Stores Company, Incorporated, a Virginia corporation (the "Tenant"), providing for the use and occupancy of the Property (the "Lease"), and all rents prepaid for any period subsequent to the Closing date (defined below); and

 5. To the extent assignable by Seller and not previously assigned to Tenant as required under the Lease, all of the following, if any, relating solely to the Property; (1) warranties, guaranties, indemnities, and claims (all subject to Seller's reservation of its rights with respect to claims thereunder which arise from facts or circumstances existing prior to the Closing Date or during any period when Seller remains liable to Tenant or Buyer with respect to the Property), (2) plans, drawings, specifications, surveys, engineering reports, and other technical information, and (3) other property (real, personal, or any other) relating to the leasing, maintenance, service, or operation of the Property, or the Lease (such assignment to be subject to Seller's reservation of its rights with respect to claims thereunder which arise from facts or circumstances existing prior to the Closing Date or during any period when Seller remains liable to Tenant or Buyer with respect to the Property).

Save and Except; any Oil, Gas, and other Minerals which have not been previously reserved. Said Oil, Gas, and other Minerals, if any, will be reserved by Seller.

All of the Property shall be sold, conveyed, and assigned to Buyer at Closing (defined below) free and clear of all liens except for the lien of real property taxes not yet due and payable, and subject to the Permitted Encumbrances (defined below).


                      TERMS AND CONDITIONS

For the mutual covenants contained in this Agreement, Seller agrees to convey the Property to Buyer, and Buyer agrees to purchase the Property from Seller, on the following terms and conditions:

1) PURCHASE PRICE: The total purchase price for the Property is One Million, Five Hundred Sixty One Thousand, Nine Hundred Dollars ($1,561,900) (the "Purchase Price").

2) EARNEST MONEY DEPOSIT: Within two (2) business days after the Effective Date of this Agreement, Buyer shall deposit $25,000.00 (the "Earnest Money") in an interest bearing account with First American Title Insurance Company, 1900 Midwest Plaza, 801 Nicollet Mall, Minneapolis, Minnesota 55402 (the "Closing Agent") in its capacity as escrow agent in one or more fully insured accounts of Federally insured banking or savings institution(s), pursuant to the terms of this Agreement.

     If this Agreement is timely terminated pursuant to any right contained herein, the Earnest Money shall be immediately returned to Buyer. With the removal of the contingencies set forth in Paragraph(s) 4 and 8 hereof, or any other right of termination herein reserved to Buyer, and if this Agreement is not terminated prior to expiration of the Feasibility Period (as defined below), Buyer shall deposit an additional $25,000.00 with the Closing Agent, increasing the Earnest Money to $50,000.00 and the entire Earnest Money shall be non-refundable. The entire Earnest Money, any additions thereto and any interest earned thereon, shall be credited to the Purchase Price at the Closing Date (as defined below), unless otherwise provided herein. If Buyer fails to timely deliver the additional Earnest Money deposit, Seller may, at Seller's option, terminate this Agreement by delivering a written termination notice to Buyer.

     If for any reason this Agreement is terminated prior to the expiration of the Feasibility Period, or the Second Feasibility Period (as defined below) if such occurs, then the Earnest Money and any interest accrued thereon shall be immediately returned to Buyer. If the transaction contemplated hereby proceeds to Closing, the Earnest Money shall be paid to Seller at Closing and Buyer shall receive a credit against the Purchase Price payable hereunder in the amount of the Earnest Money plus interest accrued thereon. If the Buyer does not terminate this Agreement as set forth herein, or as allowed in Paragraphs 4, 8, 9, 14, 15, and 37 hereof, or otherwise as expressly allowed hereunder, then the Earnest Money shall thereafter be deemed non-refundable (except to the extent any of the contingencies to Buyer's performance hereunder (including without limitation, Seller's performance of its obligations hereunder) shall not be satisfied).
     Buyer has paid Seller $0.00 as independent consideration for Buyer's right to terminate by tendering such amount directly to Seller or Seller's agent. If Buyer terminates under this paragraph, the deposit will be refunded to Buyer and Seller will retain the independent consideration. The independent consideration will be credited to the sales price upon closing of the sale, if Buyer does not terminate within the time required. In the event of termination, pursuant to the terms and rights contained herein, Buyer to return all due diligence to broker within 5 calendar days.

     The balance of the Purchase Price in cash is to be deposited by Buyer into an escrow account with the Closing Agent on or before the Closing Date.

3) CLOSING DATE: Closing of this transaction shall occur within fifteen (15) business days following the expiration of the Feasibility Period (as defined below), or to the extent additional time is needed to review the Updated Survey per Paragraph 4(B), whichever is latter (the "Closing Date"). If either party fails to close by the Closing Date, the non-defaulting party may exercise the remedies set forth in Paragraph 15.

     A.    At  closing,  Seller  will  execute  and  deliver,  at
     Seller's expense, a special warranty deed, in form and substance as agreed upon by Seller and Buyer during the Feasibility Period. The deed must include a vendor's lien if any part of the sales price is financed. The deed must convey good and indefeasible title to the Property and show no exceptions other than those permitted under Paragraph 4 or any other provisions of the Agreement. Seller must convey the Property at closing:

       1. with no liens, assessments, or Uniform Commercial Code or other security interest against the Property which will not be satisfied out of the sales price, unless the Buyer is assuming existing loans;

       2.   without any assumed loans in default; and

       3. with no persons in possession of any part of the Property as lessees, tenants at sufferance, or trespassers except tenants under the written leases assigned to Buyer under this Agreement.

     B. On or before the Closing Date, Seller, at Seller's expense, will also deliver:

          1.   tax statements showing no delinquent taxes on the Property;

          2. a Bill of Sale with warranties to title conveying title, free and clear of all liens, to any personal property defined as part of the Property above, or sold under this Agreement, in form and substance as agreed upon by Seller and Buyer during the Feasibility Period;

          3. an Assignment and Assumption of Lease in the form attached hereto and incorporated herein as Exhibit "B" (the "Assignment and Assumption of Lease");

          4. to the extent that the following items are assignable, an Assignment and Assumption of Warranties, Guaranties, Indemnities and Intangibles (the form of said Assignment and Assumption of Warranties, Guaranties, Indemnities and Intangibles shall be in the form attached hereto and incorporated herein as Exhibit "C") to Buyer of the following items as they relate to the Property or its operations:

            (a)  licenses and permits;

            (b)  maintenance, management, and other contracts;

            (c)  warranties and guaranties; and

            (d) consent to such warranties and guaranties, in the event that assignment of such is prohibited.


          5. evidence that the person executing this Agreement is legally capable and authorized to bind Seller; and

          6. Owner's/Seller's Affidavit, in form and substance as agreed upon by Seller and Buyer during the Feasibility Period;

          7. FIRPTA Affidavit, in form and substance as agreed upon by Seller and Buyer during the Feasibility Period;

          8. Estoppel from Tenant, in form and substance as defined in the Lease. Buyer must decide during the Feasibility Period if this form is satisfactory to Buyer.

          9. The original Lease and any and all documentation modifying the Lease, including but not limited to, assignments, amendments, and letter agreements;

          10. Any notices, statements, certificates, affidavits, releases, and other documents required by this Agreement, the title commitment, or applicable law that is necessary for the closing of the sale and the issuance of the title policy;

          11. an Owner's Policy of Title Insurance issued by the Title Company in the amount of the Sales Price dated at or after the Closing, insuring Buyer against all loss under the Title Policy, subject only to only permitted exceptions approved by Buyer during the Feasibility Period by Buyer pursuant to Paragraph 4;

          12. Certificate of Insurance of Lessee naming Buyer as additional insured and/or loss payee, as required by the Lease;

          13.   A project cost letter, signed by Seller, itemizing in
          percentages  totaling 100%, the following costs:   land
          acquisition, building construction, and site work.



   Until Closing, Seller will operate the Property in the same manner as on the Effective Date and will not transfer or dispose of any of the personal property described in this Agreement or to be sold under this Agreement before Closing that is not authorized by separate agreement.

     C.   On or before the Closing Date, Buyer will:

          1.   deposit the Purchase Price with the Closing Agent;

          2. deliver evidence that the person executing this Agreement is legally capable and authorized to bind Buyer;

          3. execute and deliver any notices, statements, certificates, or other documents required by this Agreement, Title Company, or law necessary to close the sale.

     D. Seller represents to Buyer that to the best of its knowledge, all real estate taxes and installments of special assessments due and payable on or before the Closing Date have been or will be paid in full as of the Closing Date. It is understood between Seller and Buyer that all unpaid levied and pending special assessments are paid by the Lessee and shall be the responsibility of the Lessee under the Lease after the Closing Date.

     In the event Lessee does not pay any special assessments or real estate taxes that are the responsibility of the Lessee under the Lease, Seller and Buyer agreed to each pay its prorata share of said assessments or taxes as of the Closing Date.

     The Buyer and the Seller, as of the Closing Date, shall prorate: (i) all rent due under the Lease, if any, (ii) ad valorem taxes, personal property taxes, charges or assignments affecting the Property (on a calendar year basis), (iii) utility charges, including charges for water, gas, electricity, and sewer, if any, (iv) other expenses relating to the Property which have accrued but not paid as of the Closing Date, based upon the most current ascertainable tax bill and other relevant billing information, including any charges arising under any of the encumbrances to the Property. To the extent that information for any such proration is not available on the Closing Date or if the actual amount of such taxes, charges or expenses differs from the amount used in the prorations at closing, then the parties shall make any adjustments necessary so that the prorations at closing are adjusted based upon the actual amount of such taxes, charges or expenses. The parties agree to make such reprorations as soon as possible after the actual amount of real estate taxes, charges or expenses prorated at closing becomes available. This provision and the respective obligations of the parties shall survive closing.


     E.   SALES EXPENSES:

       1. Seller's Expenses: Seller will pay for the following costs, at or before closing, unless otherwise designated herein:

            a) any and all costs associated with obtaining any releases of existing liens, other than those liens assumed by Buyer, including prepayment penalties and recording fees:

            b) any and all costs associated with obtaining a release of Seller's loan liability, if applicable;

c) any and all costs associated with obtaining any tax statements or certificates and any and all costs associated with bring all real estate taxes current except those due and payable in the year of closing and payable by Tenant under the Lease;

            d) any and all costs associated with the preparation of the Deed and any Bill of Sale as described in Paragraph 3;

            e) any and all costs associated with obtaining the updated title commitment/search and exam fee;

            f) any and all costs associated the Owner's Title policy premium;

            g)   one-half of any and all costs of any escrow fee;

            h) one-half of any and all costs of the transfer taxes and/or transfer fees;

            i) one-half of any and all costs associated with the recording of the Deed and Assignment and Assumption of Lease;

            j) any and all costs to record any documents to cure title objections that Seller must cure;

            k) any and all costs associated with the assignment of warranties and guaranties described in Paragraph 3(B)(4) or the costs associated with obtaining the consent to such assignments where required;

            l)   any and all costs relating to any brokerage commissions; and

            m) any and all other expenses that Seller will pay under other provisions of this Agreement.

       2. Buyer's Expenses: Buyer will pay for the following costs, at or before closing:

            a) one-half of any and all costs of the transfer taxes and/or transfer fees,

            b) one-half of any and all costs associated with the recording of the Deed and Assignment and Assumption of Lease;

            c)   one-half of any and all costs of any escrow fee;

            d) any and all costs associated with obtaining Buyer's required title policy endorsements;

            e) any and all costs of the updating and certifying the Due Diligence Documents unless otherwise designated herein to be paid by Seller; and

            f) any and all other expenses that Buyer will pay under other provisions of this Agreement

       Each party will pay its own attorneys' fees incurred during this transaction.

4)   TITLE AND SURVEY:

     A. Title. Seller shall order upon the Effective Date of this Agreement, at its sole expense, a commitment for an ALTA Owner's Policy of Title Insurance (most recent edition) issued by the Closing Agent (the "Title Company"), insuring marketable title in the Property, subject only to such matters as Buyer may approve and contain such endorsements as Buyer may require that are available for a property in Texas, including extended coverage and owner's comprehensive coverage (the "Title Commitment"). The Title Commitment shall show Seller as the present fee owner of the Property and show Buyer as the fee owner to be insured.

     The Title Commitment shall also include:

     a) an itemization of all outstanding and pending special assessments and an itemization of taxes affecting the Property and the tax year to which they relate;

     b) shall state whether taxes are current and if not, show the amounts unpaid;

     c) the tax parcel identification numbers and whether the tax parcel includes property other than the Property to be purchased.

     All  easements,  restrictions,  documents  and  other  items affecting title shall be listed in Schedule "B" of the Title
     Commitment.    Copies  of  all  instruments  creating   such
     exceptions must be attached to the Title Commitment.

     Buyer shall be allowed ten (10) business days after receipt of the Title Commitment and copies of all underlying documents or until the end of the Feasibility Period, whichever is later to be consistent with Article 8 hereof, for examination and the making of any objections thereto, said objections to be made in writing or deemed waived. If any objections are so made, the Seller shall be allowed thirty (30) days to cure such objections or in the alternative to obtain a commitment for insurable title insuring over Buyer's objections. If Seller shall decide to make no efforts to cure Buyer's objections, or is unable to obtain insurable title within said thirty (30) day period, this Agreement shall be null and void and of no further force and effect (and the Earnest Money shall be returned in full to Buyer immediately and neither party shall have any further duties or obligations to the other hereunder).

     The Buyer shall also have five (5) business days to review and approve any easement, lien, hypothecation or other encumbrance placed of record affecting the Property after the date of the Title Commitment. If necessary, the Closing Date shall be extended by the number of days necessary for the Buyer to have Five (5) business days to review any such items. Such Five (5) business day review period shall commence on the date the Buyer is provided with a legible copy of the instrument creating such exception to title.

     The Seller agrees to inform the Buyer of any item executed by the Seller placed of record affecting the Property after the date of the Title Commitment. If any objections are so made, the Seller shall be allowed thirty (30) days to cure such objections or in the alternative to obtain a commitment for insurable title insuring over Buyer's objections. If Seller shall decide to make no efforts to cure Buyer's objections, or is unable to obtain insurable title within said thirty (30) day period, this Agreement shall be null and void and of no further force and effect (and the Earnest Money shall be returned in full to Buyer immediately and neither party shall have any further duties or obligations to the other hereunder).


     B.    Survey:   Within two (2) business days from receipt of
     Seller's existing ALTA survey, Buyer shall, at its sole expense, order an updated as-built ALTA Survey (the "Updated
     Survey").

     Prior to the expiration of the Feasibility Period, or within seven (7) business days from receipt of the Updated Survey, whichever occurs latter, Buyer shall specify in writing any survey matters to which Buyer reasonably objects. If Buyer fails to object within this time period, all of Buyer's survey objections shall be deemed to be waived and the Earnest Money shall be deemed non-refundable. If Buyer objects to any survey matter(s), Seller shall, within five
     (5) business days after receipt of Buyer's survey objections, deliver to Buyer written notice that either (i) Seller will, at Seller's expense, attempt to remove the survey matter(s) to which Buyer has objected before the Closing Date or (ii) Seller is unwilling or unable to eliminate said matter(s). If Seller fails to so notify Buyer or is unwilling or unable to remove any such matter(s) by the Closing Date, Buyer may either (i) elect to terminate this Agreement and receive back the entire Earnest Money, in which event Buyer and Seller shall have no further obligations under this Agreement; or, alternatively, (ii) Buyer may elect to purchase the Property hereunder subject to such matter(s).

5)   NOTICES:

     A. SPECIAL ASSESSMENT DISTRICTS: If the Property is determined to be situated within a utility district or other statutorily created district providing water, sewer, drainage, or flood control facilities and services, Chapter 49 of the Texas Water Code requires Seller to deliver to Buyer as part of the title documents the required written notice ("MUD Notice") and Buyer agrees to acknowledge receipt of the MUD Notice in writing prior to the Closing Date. The MUD Notice shall set forth the current tax rate, the current bonded indebtedness and the authorized indebtedness of the district, and must comply with all other applicable requirements of the Texas Water Code. If the Property is subject to mandatory membership in a property owner's association, Seller shall notify Buyer of the current annual budget of the property owners' association, and the current authorized fees, dues and/or assessments relating to the Property. Buyer and Seller hereby agree and acknowledge that Agent shall have no responsibility for determining whether the Property is in any such district, nor the compliance by any party with the requirements applicable to such property. If applicable, Buyer, Seller and their respective legal advisors shall prepare and execute an appropriate Addendum to this Agreement as they deem necessary.

     B. TIDALLY INFLUENCED PROPERTY: If the Property abuts the tidally influenced waters of the state, Section 33.135 of the Texas Natural Resources Code requires a notice regarding coastal area property to be included in this Agreement. Buyer and Seller hereby agree and acknowledge that Agent shall have no responsibility for determining whether the Property is a tidally influenced property, nor the compliance by any party with the requirements applicable to such property. If applicable, Buyer, Seller, and their respective legal advisors shall prepare and execute an
     appropriate  Addendum  to  this  Agreement  as   they   deem
     necessary.

     C. ABSTRACT: At the time of the execution of this Agreement, Buyer acknowledges that Agent has advised and hereby advises Buyer, by this writing, that Buyer should have the abstract covering the Property examined by an attorney of Buyer's own selection or that Buyer should be furnished with or obtain a policy of title insurance.

     D.  DISCLOSURE OF REAL ESTATE LICENSURE:  NONE


     E. INTRACOASTAL WATERWAY: If the property is located seaward of the Gulf Intracoastal Waterway, Section 61.025, Texas Natural Resources Code, requires a notice regarding the seaward location of the Property to be included as part of this Agreement.


     F. MOLD/ALLERGEN ADVISORY: Buyer is advised of the possible presence within properties of toxic (or otherwise illness-causing) molds, fungi, spores, pollens and/or other botanical substances and/or allergens (e.g. dust, pet dander, insect material, etc.). These substances may be either visible or invisible, may adhere to walls and other accessible and inaccessible surfaces, may be embedded in carpets or other fabrics, may become airborne, and may be mistaken for other household substances and conditions. Exposure carries the potential of possible health consequences. Agent strongly recommends that Buyer contact the Texas Department of Health for further information on this topic. Buyer is advised to consider engaging the services of an environmental or industrial hygienist (or similar, qualified professional) to inspect and test for the presence of harmful mold, fungi, and botanical allergens and substances as part of Buyer's physical condition inspection of the Property, and Buyer is further advised to obtain from such qualified professionals information regarding the level of health-related risk involved and the advisability and feasibility of eradication and abatement. Buyer is expressly cautioned that Agent has no expertise in this area and is, therefore, incapable of conducting any level of inspection of the Property for the possible presence of mold and botanical allergens. Buyer acknowledges that Agent has not made any investigation, determination, warranty or representation with respect to the possible presence of mold or other botanical allergens, and Buyer agrees that the investigation and analysis of the foregoing matters is Buyer's sole responsibility and that Buyer shall not hold Agent responsible therefore.

6)   MATERIAL FACTS:

     To the best of Seller's knowledge and belief: (Check (1) or (2) only)

           1)  Seller is not aware of any material defects to the
     Property   except  as  stated  in  the  attached  Commercial
     Property Condition Statement.

        X  2)    Seller  is  not aware of any of  the  following,
     except as described otherwise in this Agreement:

          a) any subsurface: structures, pits, waste, springs, or improvements;

          b)   any     pending    or    threatened    litigation,
               condemnation,   or   assessment   affecting    the
               Property;

          c)   any   environmental  hazards  or  conditions  that
               affect the Property;

          d) whether the Property is or has been used for the storage or disposal of hazardous materials or toxic waste, a dump site or landfill, or any underground tanks or containers;

          e) whether radon, asbestos insulation or fireproofing, urea-formaldehyde foam insulation, lead based paint, toxic mold (to the extent that it adversely affects the health of ordinary occupants), or other pollutants or contaminants of any nature now exist or ever existed on the Property;

          f) whether wetlands, as defined by federal or state law or regulation, are on the Property;

          g) whether threatened or endangered species or their habitat are on the Property; and

          h) any material physical defects in the improvements on the Property.

    Seller  is  aware  that Asbestos containing material  existed in/on a previously existing structure. Seller hereby represents and warranties to Buyer that the previously existing structure containing said asbestos materials was removed in accordance with state and federal laws.


7)   INTENTIONALLY OMITTED.

8)   INSPECTION CONTINGENCIES:

     8.1) DUE DILIGENCE DOCUMENTS: Within three (3) business days after the Effective Date, Seller will deliver to Buyer, at Seller's sole expense, the following items to the extent that the items are in Seller's possession or readily available to Seller. Seller shall notify Buyer, in writing, that any item not delivered is not in Seller's possession or readily available to Seller.

          a)   Copy of existing Phase I Environmental Report;

          b)   Copy of existing Geotechnical Soils Report;

          c) Copies of Seller's existing Owner's Title Policy for the Property, with its underlying exception documents;

          d)   Copy of existing MAI appraisal;

          e) Copy of the Lease and all of its amendments thereto, including but not limited to: any amendments, memorandum of lease, commence agreement, assignments, letter agreements, or current estoppel letter and/or certificate, and Tenant's letters approving any items as required in the Lease, including but not limited to, items set forth on Exhibit "B" of the Lease;

          f) Copy of existing ALTA Survey property (prior to construction of the Advance Auto Parts improvements).

          g) Copy of existing building plans and specifications for the Advance Auto Parts improvements;

          h) Copy of the Certificate of Occupancy and a copy of the Certificate of Substantial Completion executed by the project architect and/or general contractor for the improvements located on the Property;

          i) Copies of any and all permits or license issued for the Property;

          j)   Copy of current real estate tax statements for the Property;

          k) Copy of Tenant's existing insurance policy, or insurance certificate, for the Property;

          l)   Copy of any zoning information concerning the Property;


          m) A rent accounting for the last twelve (12) months showing when Seller received each check from Tenant;

          n)   Proposed Special Warranty Deed; and

          o) Copies of any and all warranties (including but not limited to, warranties relating to the roof, HVAC system, plumbing system, and electrical system) as required in the Lease.

   (All of the above-described documents (a) through (o) are hereinafter collectively the "Due Diligence Documents").


   8.2)  INSPECTIONS, STUDIES, OR ASSESSMENTS:

     a) Buyer shall have until the end of the fifteenth (15th ) business day after the receipt of the last of the Due Diligence Documents, (the "Feasibility Period") to complete or to cause to be completed any and all site inspections, studies, or assessments of the Property, including all improvements and fixtures. Inspections, studies, or assessments may include, but are not limited to:

       (i) physical property inspections (for example, Updated Survey, structural pest control, mechanical, structural, electrical and plumbing inspections);

       (ii) economic feasibility studies;

       (iii) environmental assessments (for example, soil tests, air sampling, and paint sampling);

       (iv) engineering studies; and

       (v) compliance inspections (for example, compliance determination with zoning ordinances, restrictions, building codes, and statutes).

     (b)     Seller, at Seller's expense, will turn on all utilities
          necessary  for  Buyer  to  make  inspections,  studies,   or
          assessments.

     (c)  Buyer must:
               (i) employ only trained and qualified inspectors and assessors;

               (ii) notify Seller, in advance, of when the inspectors or assessors will be on the Property;

               (iii)      abide by any reasonable entry rules  or
          requirements that Seller may require;

               (iv) not interfere with existing operations or occupants of the Property; and

               (v)    restore   the  Property  to  its   original
          condition if altered due to inspections, studies, or assessments that Buyer completes or causes to be completed.

     (d) Except for those matters that arise from the negligence of Seller or Seller's agents, Buyer is responsible for any claim, liability, encumbrance, cause of action, and expense resulting from Buyer's inspections, studies, or assessments, including any property damage or personal injury. Buyer will indemnify, hold harmless, and defend Seller and Seller's agents against any claim involving a matter for which Buyer is responsible under this paragraph. This paragraph survives termination of this Agreement.

     (e) Prior to the expiration of the Feasibility Period, Seller shall have provided to Buyer, at its sole expense, any and all closing documents as required herein, including but not limited to the documents set forth in Paragraph 3(B)(4), and the Seller and Buyer shall have agreed on the form of said closing documents.


     8.3) FEASIBILITY PERIOD AND RIGHT TO TERMINATE:

     a) As soon as available, but in no event later than at least ten (10) business days prior to the Closing Date (the "Second Feasibility Period"), Seller shall deliver to Buyer any documents or written summary of facts known to Seller that materially change or render incomplete, invalid, or inaccurate any of the Due Diligence Documents (the "Additional Due Diligence
     Documents").   Buyer shall have ten (10) business days to examine
     and to accept all of the Additional Due Diligence Documents.
     Upon Buyer's review, Buyer may terminate this Agreement if any of the Additional Due Diligence Documents are not acceptable to Buyer, in its sole discretion, by delivering a termination notice, as provided herein, to Seller and Closing Agent. Such notice shall be deemed effective upon receipt by Seller. If the Buyer so terminates this Agreement, the Earnest Money shall be returned in full to Buyer immediately and thereafter neither party shall have any further duties or obligations to the other hereunder.

     It shall be a condition precedent to Buyer's obligations to close hereunder that there have been no material changes in any of the information reflected in the Due Diligence Documents and Additional Due Diligence Documents after the date of such document and prior to closing.

     Until this Agreement is terminated or the Closing has occurred, Seller shall deliver to Buyer any documentation that comes in Seller's possession that modifies any Due Diligence Documents or Additional Due Diligence Documents, including the Lease, or could render any Due Diligence Documents or Additional Due Diligence Documents materially inaccurate, incomplete or invalid. The Buyer shall, in any event, have five (5) business days before the Closing Date to review any such document and, if necessary, the Closing shall be extended by the number of days necessary for the Buyer to have five (5) business days to review any such document or documents.

     b) Buyer may terminate this Agreement for any reason within Feasibility Period by providing Seller with written notice of termination. If Buyer does not terminate this Agreement on or before the expiration of the Feasibility Period, all matters shall be deemed acceptable and all such conditions satisfied and/or waived and the Earnest Money shall be non-refundable to Buyer and Closing Agent shall release the Earnest Money to Seller, except: in the event of Seller's default, based upon receipt of materially adverse information as set forth in Paragraph 8.3(a); or except as otherwise set forth herein, in which case the Earnest Money shall be returned to Buyer.

     c) This Agreement may be terminated prior to closing at Buyer's option (and the Earnest Money returned to Buyer in full immediately) in the event of any of the following occurrences:

       1.   Seller fails to comply with any of the terms hereof;

       2. A default exists in any material financial obligation of Seller or Lessee;

       3. Any representation made or contained in any submission from Seller or Lessee, or in the Due Diligence Documents, proves to be untrue, substantially false or misleading at any time prior to the Closing Date;

       4. There has been a material adverse change in the financial condition of Lessee or there shall be a material action, suit or proceeding pending or threatened against Seller which affects Seller's ability to perform under this Agreement or against Lessee which affects its respective abilities to perform under the Lease;

       5. Any bankruptcy, reorganization, insolvency, withdrawal, or similar proceeding is instituted by or against Seller or Lessee;

       6.   Seller or Lessee shall be dissolved, liquidated or wound up;

       7. Lessee does not remain in possession of the Property and/or commence paying rent under the Lease by the Closing Date;

       8. Notice given by Buyer pursuant to Paragraphs 4, 8, 9, 14, 15, and 37 hereof.

8.4) CURRENT OPERATIONS:  After Buyer's right to terminate  under
     Paragraph 8 expires, Seller may not enter into, amend, or terminate any other contract that affects the operations of the Property without Buyer's prior written approval. Seller will continue to operate the Property in its normal course of business, including routine maintenance, payment of insurance premiums, and other day-to-day obligations.


9)   REPRESENTATIONS AND WARRANTIES.

     9A)    SELLER'S  REPRESENTATIONS  AND  WARRANTIES:    Seller
     represents and warrants as of this date and to the best of Seller's knowledge after due inquiry that:

          (a) Except for this Agreement and the Lease between Seller and Tenant, it is not aware of any other agreements or leases with respect to the Property.

          (b) Seller has all requisite power and authority to consummate the transaction contemplated by this Agreement and has by proper proceedings duly authorized the execution and delivery of this Agreement and the consummation of the transaction contemplated hereunder.

          (c) It does not have any actions or proceedings pending, which would materially affect the Property or Lessee or Guarantor, except matters fully covered by insurance;

          (d) The consummation of the transactions contemplated hereunder, and the performance of this Agreement and the delivery of the warranty deed to Buyer, will not result in any breach of, or constitute a default under, any instrument to which Seller is a party or by which Seller may be bound or affected;

          e) All of Seller's covenants, agreements, and representations made herein, and in any and all documents which may be delivered pursuant hereto, shall survive the delivery to AEI of the warranty deed and other documents furnished in accordance with this Agreement, and the provision hereof shall continue to inure to Buyer's benefit and its successors and assigns;

          (f) The Property is in good condition, substantially undamaged by fire and other hazards, and has not been made the subject of any condemnation proceeding;

          (g)   The use and operation of the Property now  is  in
          full  compliance  with  applicable  local,  state   and
          federal laws, ordinances, regulations and requirements;

          (h) Seller has not caused or permitted any, and to the best of Seller's knowledge after due inquiry, the Property is not in violation of any federal, state or local law, ordinance or regulations relating to industrial hygiene or to the environmental conditions, on, under or about the Property, including, but not limited to, soil and groundwater conditions. There is no proceeding or inquiry by any governmental authority with respect to the presence of hazardous materials on the Property or the migration of hazardous materials from or to other property;

          (i) These Seller's representations and warranties deemed to be true and correct as of the Closing Date. If the Seller shall notify Buyer of a change in its representation and warranties prior to the Closing Date, the Buyer shall get five (5) business days to review such change and terminate this Purchase Agreement if Buyer deems necessary. If Buyer so terminates this Agreement, the Earnest Money shall be returned in full to Buyer immediately.

     These representations and warranties shall survive the closing.

     9B).   Buyer's   Representations  and   Warranties.    Buyer
     represents and warrants to Seller that:

          (a) Buyer has all requisite power and authority to consummate the transaction contemplated by this Agreement and has by proper proceedings duly authorized the execution and delivery of this Agreement and the consummation of the transaction contemplated hereunder;

          (b) To Buyer's knowledge, neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereunder will violate or be in conflict with any agreement or instrument to which Buyer is a party or by which Buyer is bound;

     These Buyer's representations and warranties deemed to be true and correct as of the Closing Date and shall survive the closing.

10). "AS IS" CONDITION OF PROPERTY: AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, SELLER AND BUYER AGREE THAT EXCEPT FOR THE EXPRESS REPRESENTATIONS IN THIS AGREEMENT AND WARRANTIES PROVIDED FROM OR TRANSFERRED FROM SELLER TO BUYER AT CLOSING, BUYER IS TAKING THE PROPERTY "AS IS" WITH ANY AND ALL LATENT AND PATENT DEFECTS AND THAT THERE IS NO WARRANTY BY SELLER THAT THE PROPERTY IS FIT FOR A PARTICULAR PURPOSE. BUYER ACKNOWLEDGES THAT IT IS NOT RELYING UPON ANY REPRESENTATION, STATEMENT, ASSERTION OR NONASSERTION BY SELLER OR SELLER'S AGENTS WITH RESPECT TO THE PROPERTY CONDITION, BUT IS RELYING SOLELY UPON ITS OWN EXAMINATION OF THE PROPERTY, EXCEPT FOR THE WARRANTIES AND REPRESENTATIONS OF SELLER AS OTHERWISE SET FORTH HEREIN.



11). SELLER EXCHANGE: Buyer agrees to cooperate should Seller elect to sell the Property as part of a like-kind exchange under IRC Section 1031. Seller's contemplated exchange shall not impose upon Buyer any additional liability or financial obligation, and Seller agrees to hold Buyer harmless from any liability that might arise from such exchange. This Agreement is not subject to or contingent upon Seller's ability to acquire a suitable exchange property or effectuate an exchange. In the event any exchange contemplated by Seller should fail to occur, for whatever reason, the sale of the Property shall nonetheless be consummated as provided herein.

12). POST-CLOSING COVENANTS/LICENSE:

     a) For a period of one (1) year after Tenant accepts possession of the Premises (as defined in the Lease), Seller shall be and remain responsible for completing any warranty or other work ("hereafter, warranty work") are required by the landlord under
     Section 2, Page1 of the Lease. In the event that Seller fails to comply with said cure and warranty obligations, Buyer may, after giving thirty (30) days written notice to Seller and Seller having failed to commence and diligently pursue to completion curative action within said time period, proceed to remedy such default on its own and shall have recourse against Seller for any
     expenses incurred thereby.   Neither payment nor acceptance of
     the Purchase Price nor any provision in this Agreement will be deemed to constitute a waiver by Buyer of Seller's responsibility under this Paragraph. This Paragraph and all provisions contained therein shall survive the Closing. The obligations of the Seller pursuant to this Section shall continue beyond the one-year period specified herein as to warranty work required by the landlord pursuant to the Lease if such defect is discovered during the one-year warranty period and is not cured by the Seller within that one-year warranty period. In other words, defects which arise or exist prior to the date of expiration of the one-year warranty period must be cured and corrected by the Seller even thought the curing or corrective action may not be commenced or completed until after the date of expiration of the one-year warranty period.

     b) Buyer grants to Seller an irrevocable license to go upon the Property to complete all of the initial construction work and any warranty work required by landlord under this Section and perform any and all tasks or take any and all acts necessary to complete said work. This license shall expire and may only be terminated upon completion of said work required by landlord under this Paragraph. This Paragraph shall survive Closing.

        Seller's  Initials:/s/ DM      Buyer's   Initials: /s/ RPJ

13). RISK OF LOSS: Risk of loss to the Property shall be borne by Seller until title has been conveyed to Buyer or Buyer's designee. In the event that the improvements on the Property are destroyed or materially damaged between the Effective Date of this Agreement and the Closing Date, Buyer shall have the option of demanding and receiving back the
     Earnest Money, with the parties being released from all obligations of this Agreement, or, alternatively, taking such improvements as Seller can deliver. Seller shall pay all deductible amounts that are due under the insurance policy and assign all insurance proceeds to Buyer and credit the amount of the deductible due under the insurance policy and will give Buyer a credit against the sales price at closing. Upon Buyer's removal of all inspection contingencies set forth in this Agreement relating to the condition of the Property, Seller shall maintain the Property through the Closing Date in substantially the same condition and repair as approved by Buyer, reasonable wear and tear excepted.

14). CONDEMNATION:   If before closing, condemnation  proceedings
     are commenced against any part of the Property, Buyer may:

     1. terminate this Agreement by providing written notice to Seller within 15 days after Buyer is advised of the condemnation proceedings and the earnest money, less any independent consideration under Paragraph 2, will be refunded to Buyer; or

     2. appear and defend the condemnation proceedings and any award will, at Buyer's election, belong to:

          (a) Seller and the sales price will be reduced by the same amount; or
          (b)  Buyer and the sales price will not be reduced.

15). DEFAULT:

     A. If Buyer fails to comply with this Agreement, Buyer is in default and Seller may:

         (1)   terminate this Agreement and receive  the  Earnest
          Money, and its accrued interest, as liquidated damages, thereby releasing the parties from this Agreement, or pursue any available remedy at law or equity.


     B.    If,  without fault, Seller is unable within  the  time
     allowed   to  deliver  the  estoppel  certificate   or   the
     commitment, Buyer may:

         (1)   terminate this Agreement and receive  the  earnest
          money,   less   any  independent  consideration   under
          Paragraph 2, as the sole remedy; or

          (2)   extend  the time for performance  up  to   Thirty
          (30) calendar days and the closing will be extended as necessary (up to Thirty (30) calendar days).

     C. Except as provided in Paragraph 15(B), if Seller fails to comply with this Agreement, Seller is in default and Buyer may:

          (1) terminate this Agreement and receive the earnest money, less any independent consideration under Paragraph 3, as liquidated damages, thereby releasing the parties from this Agreement, or pursue any available remedy at law or equity.


16)  ESCROW:


     A. If both parties make written demand for the Earnest Money, Closing Agent may require payment of unpaid expenses incurred on behalf of the parties and a written release of liability of Closing Agent from all parties.

     B. If one party makes written demand for the Earnest Money, Closing Agent will give notice of the demand by providing to the other party a copy of the demand. If Closing Agent does not receive written objection to the demand from the other party within seven (7) business days after the other party's receipt of Closing Agent's notice, Closing Agent may disburse the earnest money to the party making demand, reduced by the amount of unpaid expenses incurred on behalf of the party receiving the Earnest Money and Closing Agent may pay the same to the creditors.

     C. Closing Agent will deduct any independent consideration under Paragraph 3 before disbursing any Earnest Money to Buyer and will pay the independent consideration to Seller.

     D. If Closing Agent complies with this Paragraph 16, each party hereby releases Closing Agent from all claims related to the disbursal of the earnest money.

     E. Notices under this Paragraph 16 must be sent by certified mail, return receipt requested; by a nationally recognized courier service guaranteeing overnight delivery to the party at his or its address set forth below, or to such other address as such party may hereafter designate by written notice to the other party; or by facsimile copy transmission with printed confirmation of receipt thereof. Notices to Closing Agent are effective upon receipt by Closing Agent. Any notice given by facsimile transmission shall be followed by a hard copy or by hand delivery.

17).      ROLLBACK TAXES

     If Seller changes the use of the Property before Closing or if a denial of the special evaluation of the Property claimed by Seller results in the assessment of additional taxes, penalties, or interest for periods before Closing, the assessments will be the obligation of the Seller. This paragraph 17 shall survive the Closing.

18). INTENTIONALLY OMMITTED.


19). OTHER BROKERS: Buyer and Seller agree that, in the event any broker, other than the Listing Broker (as defined in Paragraph 36 herein) or a broker affiliated with the Listing Broker, is involved in the disposition of the Property, Listing Broker shall have no liability to Buyer, Seller or other person or entity, for the acts or omissions of such other broker, who shall not be deemed to be a subagent of Listing Broker.

20). INTENTIONALLY OMMITTED.


21). INTENTIONALLY OMMITTED.

22). INTENTIONALLY OMMITTED.


23). INTENTIONALLY OMMITTED.


24). SUCCESSORS  &  ASSIGNS:   This Agreement  and  any  addendum
     hereto shall be binding upon and inure to the benefit of the heirs, successors, agents, representatives and assigns of the parties hereto.

25). ATTORNEYS'  FEES:   In  any  dispute  arising  out  of  this
     Agreement or the transaction contemplated herein, the prevailing party shall be entitled to recover its reasonable attorneys' fees, experts' fees and costs, including costs of arbitration or other legal proceeding, in addition to any other relief to which that party may be entitled.


26). TIME:   Time  is  of  the essence of  this  Agreement.   The
     parties require strict compliance with the times for performance. If the last date to perform under a provision of this Agreement falls on a Saturday, Sunday or legal holiday, the time for performance is extended until 5:00 p.m. the next day which is not a Saturday, Sunday or legal holiday.


27). NOTICES: All notices provided or permitted to be given under this Agreement must be in writing and may be served by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested; by delivering the same in person to such party; by reputable overnight courier delivery; or by facsimile copy transmission with printed confirmation of receipt thereof. Notice given in accordance herewith shall be effective upon delivery to the address of the addressee. Any notice given by facsimile transmission shall be followed by a hard copy or by hand delivery. For purposes of notice, the addresses of the parties shall be as follows:

     If to Seller:  Meyer-Lamph Development Group, LTD.
                    Attn: Dale Meyer
                    5111 N McColl Road
                    McAllen, TX  78504
                    Phone No:  956-686-0000
                    Fax No: 956-686-0519
                    Email: smeyer1039@aol.com



     If to Buyer:   AEI Fund Management, Inc.
                    30 East 7th Street, Suite 1300
                    St. Paul, Minnesota 55101
                    Attention:  George Rerat, Director of Acquisitions
                    Phone No.: (651) 227-7333
                    Fax No.: (651) 227-7705
                    Email:    grerat@aeifunds.com
     with a copy to:
                    Michael B. Daugherty
                    Daugherty Law Firm
                    1300 Wells Fargo Place
                    30 East Seventh Street
                    St. Paul MN   55101
                    Phone No.:  612-720-0777
                    Fax No.:  612-677-3181
                    Email:  mbdlaw@usinternet.com


   Should the date upon which any act required to be performed by this Agreement fall on a Saturday, Sunday or holiday, the time for performance shall be extended to 5:00 p.m. the next business day.

28). FOREIGN INVESTOR DISCLOSURE: Seller and Buyer agree to execute and deliver any instrument, affidavit or statement, and to perform any act reasonably necessary to carry out the provisions of the Foreign Investment in Real Property Tax Act and regulations promulgated thereunder.

29). INTENTIONALLY OMMITTED.

30). GOVERNING LAW: This Agreement shall be construed under and governed by the laws of the State of Texas and, unless otherwise provided herein, all obligations of the parties hereunder are to be performed in the county where the Property is located.

31). NON-DISCRIMINATION: Buyer and Seller acknowledge that it is illegal for either Seller, Buyer or Agent to refuse to lease or sell to any person on the basis of, without limitation, race, color, religion, national origin, sex, age, marital status or physical disability.

32). INTEGRATION AND SURVIVAL: This Agreement contains the entire understanding and agreement between Buyer and Seller concerning the subject matter herein, and supercedes any and all prior agreements, understandings, promises and representations, whether written or oral, between the Buyer and Seller, concerning the subject matter hereof. There are no other understandings, oral or written, which in any way alter or enlarge the terms of this Agreement, and there are no warranties or representations with respect to the Property or this Agreement of any nature whatsoever, either express or implied, except as set forth herein. Should any provision of this Agreement or portion thereof be deemed illegal, invalid or otherwise unenforceable, then to the maximum extent permitted by law, the remainder of the Agreement shall remain valid and binding as between the parties.

33). INTENTIONALLY OMMITTED.

34). INTENTIONALLY OMMITTED.

35). INTENTIONALLY OMMITTED.


36). BROKERS:   The Brokers (the "Listing Broker") to  this  sale
     are as follows:

             Marcus & Millichap
             Real Estate Investment Brokerage Co.
             Agent: Gavin M. Kam
             14185 N. Dallas Parkway
             Suite #980
             Dallas, Texas 75245
             Phone:  972-739-3959

      The  Listing  Broker  represents the Seller  only.   Seller
      shall pay any and all real estate commission due and payable to Listing Broker through a Separate Agreement.

37). MISCELLANEOUS.

     a. This Agreement may be amended only by written agreement signed by both Seller and Buyer, and all waivers must be in writing and signed by the waiving party. Time is of the essence. This Agreement will not be construed for or against a party whether or not that party has drafted this Agreement. If there is any action or proceeding between the parties relating to this Agreement, the prevailing party will be entitled to recover attorney's fees and costs. This is an integrated agreement containing all agreements of the parties about the Property and the other matters described, and it supersedes any other agreement or understandings. Exhibits attached to this Agreement are incorporated into this Agreement.

     b. If the transaction contemplated hereunder does not close by the Closing Date, through no fault of Buyer, Buyer may either, at it election, extend the Closing Date, exercise any remedy available to it by law, or terminate this Agreement and receive its Earnest Money (less the option consideration) back in full immediately.

     c. This Agreement shall be assignable by Buyer, at its option, in whole or in part, in such manner as Buyer may determine, to an affiliate of affiliates of Buyer.

     d. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.

     e. Seller and Buyer agree that if it is Seller's responsibility to continue liability under the Lease with regard to any Landlord warranty of construction, Seller will provide, in a form acceptable to Buyer, an indemnification of warranty construction for the Property. Seller will further assist Buyer in obtaining an Estoppel from the Tenant pursuant to the Lease. Failure to satisfy this provision shall not be grounds for specific enforcement but shall be a condition precedent to Buyer's obligation to close hereunder and grounds for termination of this Purchase Agreement; upon termination for Seller's failure to satisfy this condition precedent, Buyer shall be entitle to the immediate return of its Earnest Money and interest.

38). EXPIRATION:    This offer to Purchase by Buyer shall  expire
     if not executed by Seller and returned to Buyer on or before November 21, 2005.


SELLER:

MEYER-LAMPH DEVELOPMENT GROUP, LTD.,
A Texas limited partnership
By:  DSL Management, L.L.C.,
     a Texas limited liability company,
     Its General Partner

By: /s/ Dale Meyer
Name:   Dale Meyer
Its:    President
Date:   November 16, 2005




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            SIGNATURES TO CONTINUE ON FOLLOWING PAGE]


BUYER:

AEI FUND MANAGEMENT, INC.,
a Minnesota corporation


By:  /s/ Robert P Johnson
Name:    Robert P. Johnson
Title:   President
Date:    November 14, 2005






                            EXHIBIT A

                        Legal description

LOT ONE (1), BLOCK ONE (1), "M-L SUNSHINE STRIP SUBDIVISION", AN
ADDITION TO THE CITY OF HARLINGEN, CAMERON COUNTY TEXAS,
ACCORDING TO THE MAP THEREOF RECORDED IN CABINET 1, SLOT 2542-A
MAP RECORDS OF CAMERON COUNTY, TEXAS.